JAKARTA GROWTH FUND, INC.
                           JAPAN OTC EQUITY FUND, INC.
                         NOMURA PACIFIC BASIN FUND, INC.
                             KOREA EQUITY FUND, INC.

                  Code of Ethics adopted pursuant to Rule 17j-1
                    under the Investment Company Act of 1940

Introduction

      This Code of Ethics (the "Code") is designed to reflect the fiduciary principles that govern personal investment activities of "Access Persons" of registered investment companies advised by Nomura Asset Management U.S.A. Inc. (each a "Fund" and collectively the "Funds"). The Code has been adopted in accordance with the terms of Rule 17j-1 under the Investment Company Act of 1940 (the "Investment Company Act").

      Access Persons of the Funds owe a responsibility to the Funds' shareholders that such access persons do not take inappropriate advantage of their positions in effecting personal securities transactions. Furthermore, it is important that personal securities transactions be conducted in such a manner as to avoid any actual or potential conflict of interest or abuse of an individual's position of responsibility. This Code is based on these principles.

      The application of this Code should be interpreted as broadly as possible. For example, the restrictions contained herein on the purchase or sale of a security would include the purchase or sale of an equivalent security, such as the writing of an option to purchase or sell a security, and restrictions contained herein on personal securities transaction for an Access Person's account would apply equally to an account in which such Access Person has "beneficial ownership."(1) Any questions regarding the application or scope of the restrictions and report requirements contained herein should be directed to the Fund's Compliance Officer.

Section 1 - Definitions

      (a) "Access Person" means any director, officer or advisory person of any of the Funds.

      (b) An "advisory person" will include (i) any employee of a Fund, or any company in a control relationship to a Fund, who, in connection with his regular functions, or duties, makes, participates in, or obtains current information regarding the purchase or sale of a security by a

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(1)   Such accounts would include accounts owned by the Access Person, the
      Access Person's spouse, minor children or other persons residing in the Access Person's household or to whose support the Access Person contributes significantly, and any other account in which the Access Person has a pecuniary interest.

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Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to a Fund who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a security. The Funds' Compliance Officer will maintain a list of persons considered advisory persons for each Fund.

      (c) A security "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

      (d) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

      (e) "Independent Director" means a director a Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act.

Section 2 - Exemptions from Certain Prohibitions

      The prohibitions of Section 4 of this Code shall not apply to:

      (a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

      (b) Purchases or sales which are non-volitional on the part of the Access Person.

      (c) Purchases which are part of an automatic dividend reinvestment plan.

      (d) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

      (e) Purchases or sales of (i) direct obligations of the U.S. Government,
(ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments(2) and (iii) shares of open-end investment companies registered under the Investment Company Act (each of the foregoing being referred to herein as "Exempt Securities").

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(2)   The SEC has stated that it interprets this reference to mean any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a recognized rating organization.


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

Section 3 - Restrictions Applicable to Directors
            Officers and Employees of Nomura Asset
            Management U.S.A. Inc. and its Affiliates

      (a) All officers, directors and other employees of the Fund's manager and investment advisers shall be subject to the restrictions and responsibilities under their respective codes of ethics.

      (b) All persons specified in paragraph (a) of this Section 3 shall not be subject to the provisions of Section 4 and 5 of this Code.

Section 4 -  Procedures Relating to Securities Transactions

      (a) No Access Persons (including an Independent Director) may purchase any security which, to his knowledge at the time, is being purchased or is being considered for purchase by a Fund.

      (b) No Access Person (including an Independent Director) may sell any security which, to his knowledge at the time, is being sold or is being considered for sale by a Fund.

      (c) The restrictions in paragraph (a) and (b) of this Section 4 shall also apply to securities that are issued by the same issuer and whose value or return is related to the return purchased or sold by a Fund.

Section 5 - Reporting by Access Persons of the Funds

      (a) The requirements of this Section 5 apply to all Access Persons subject to this Code. The requirements apply to all transactions in the accounts of spouses, dependent relatives and members of the same household, trustee and custodial accounts or any other account in which the Access Person has financial interest or over which the Access Person has investment discretion. The requirements do not apply to Exempt Securities or securities acquired for accounts over which the Access Person has no direct or indirect control or influence.

      (b) Independent Directors are not required to file initial holdings reports or annual holdings report as described under Rule 17j-1(d) under the Investment Company Act. An Independent Director need file quarterly reports under subsection (d) only if such director knew or, in the ordinary course of fulfilling his official duties as a director of a Fund, should have known that, during the 15-day period immediately before or after the director's transaction in a security, the Fund purchased or sold the security or the Fund's adviser considered purchasing or selling the security.

      (c) Access Persons who are not Independent Directors of the Funds are required to file initial holdings reports, quarterly transaction reports and annual holdings reports as required by Rule 17j-1(d) under the Investment Company Act with the Compliance Officer.

      (d) Every quarterly report shall be made not later than 10 days after the end of the calendar quarter in which the transactions to which the report relates was effected, and shall contain the following information:


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

            (i) The date of the transaction, and the title and number of shares of each equity security involved and the interest rate, maturity date and principal amount of debt securities reported.

            (ii) The nature of transaction (i.e., purchase, sale or any other type of acquisition or disposition);

            (iii) The name of the broker, dealer or bank with or through whom the transaction was effected.

      (e) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

Section 6 - Approval and Review by Boards of Directors

      The Board of Directors of each Fund, including a majority of the Independent Directors, must approve this Code. Additionally, any material changes to this Code must be approved by the Board of Directors within six months after adoption of any material change. The Board of Directors must base its approval of the Code and any material changes to the Code on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1. Prior to approving the Code or any material change to the Code, the Board of Directors must receive a certification from the Fund that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code

Section 7 - Annual Report to the Board of Directors of the Funds

      At least annually, each Fund must furnish to its Board of Directors, and the Board of Directors must consider, a written report that (1) describes any issues arising under this Code or procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to the material violations and (2) certifies that the Fund, has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

Section 8 - Sanctions

      Upon discovering a violation of this Code, the Board of Directors of the Funds may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or recommendation of termination of the employment of the violator.

Dated: August 15, 2000


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